Filed Pursuant to Rule 424(b)(4)

Registration No. 333-239757

PROSPECTUS

9,860,000 Shares of Common Stock Offered by Selling Stockholders

TD HOLDINGS, INC.

This prospectus relates to the registration of the resale by selling stockholders set forth herein of up to an aggregate of 9,860,000 shares of common stock, par value $0.001 per share (“Common Stock”), of TD Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), including 2,760,000 shares underlying Warrants (the “Warrants”) currently held by certain selling stockholders as follows: (a) 1,680,000 shares of Common Stock issuable upon exercise of the Company’s common stock purchase warrants first issued on April 11, 2019, and later amended on May 23, 2019 and August 30, 2019 (the “April Warrants”); and (b) 1,080,000 shares of Common Stock issuable upon exercise of the Company’s common stock purchase warrants issued on May 20, 2019 (the “May Warrants”). Each selling stockholder is referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.” Each of the April Warrants is exercisable for one share of Common Stock at an exercise price of $2.20 per share, and each of the May Warrants is exercisable for one share of Common Stock at an exercise price of $1.32 per share.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The securities may be sold by us or the Selling Stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. The Selling Stockholders identified in this prospectus, or their respective transferees, pledgees, donees or other successors-in-interest, may offer the Warrants issuable from time to time upon exercise of the Warrants, through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, see the section entitled “Plan of Distribution” on page 10. For a list of the Selling Stockholders, see the section entitled “Selling Stockholders” on page 7.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their shares of Common Stock hereunder following the effective date of this registration statement.

We are registering the securities on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of the shares of Common Stock underlying the Warrants, we may receive up to $2.20 per share upon the cash exercise of each of the April Warrants and up to $1.32 per share upon the cash exercise of each of the May Warrants. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrants. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale the Warrants.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “GLG.” On July 29, 2020, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $2.89 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

The aggregate market value of our outstanding voting and nonvoting common equity held by non-affiliates is approximately $176.61 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month calendar period that ends on, and includes, the date of this prospectus.

If any underwriters are involved in the sale of the securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in the applicable prospectus supplement. This prospectus also describes the general manner in which the Warrants may be offered and sold. If necessary, the specific manner in which the Warrants may be offered and sold will be described in a supplement to this prospectus.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 6 and in the documents which are incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2020

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission. Under that registration statement, the Selling Stockholders may offer from time to time up to an aggregate of 9,860,000 shares of Common Stock, including 2,760,000 shares of Common Stock issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the securities may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “TD Holdings,” “Company,” “we,” “our” and “us” refer to TD Holdings, Inc., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement or amendment and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

TD Holdings, Inc., (formerly known as Bat Group, Inc.) has become a used luxurious car leasing business as well as a commodities trading business operating in China since the disposition of its direct loans, loan guarantees and financial leasing services to small-to-medium sized businesses, farmers and individuals (the “Micro-lending Business”) in July 2018. Our current operations consist of leasing of luxurious pre-owned automobiles and operation of a non-ferrous metal commodities trading business.

The Company operates a luxurious car business that is conducted under the brand name “Batcar” through the Company’s VIE entity, Beijing Tianxing Kunlun Technology Co. Ltd (“Beijing Tianxing”), from its headquarters in Beijing. The Company also conducts a commodities trading business via its other VIE entity, Shenzhen Huamucheng Trading Co., Ltd. (“Huamucheng”).

Our Business

Used Luxurious Car Leasing Business

During the twelve months ended December 31, 2019, the Company, through Beijing Tianxing, offers our customers the opportunity to rent luxurious pre-owned automobiles in Beijing, Shanghai, Zhejiang and Chengdu, China. Currently the Company has eleven used luxurious cars with net book value of approximately US$ 2.43 million. To determine the model of vehicles to be purchased, we collect data related to customers’ demands and preferences through sales and online promotions. Our professional procurement personnel will then compare models of vehicles offered by different sellers. The decision to purchase a specific vehicle is based on a number of considerations including time of delivery, vehicle condition, vehicle safety feature, mileage, repairing and maintenance history, accidents history, market scarcity, and etc. For the years ended December 31, 2019 and 2018, the Company earned income from operating lease of $1,830,148 and $488,062, respectively.

Commodities Trading Business

In order to diversify the Company’s business, on November 22, 2019, the Company’s indirectly   wholly owned subsidiary Hao Limo Technology (Beijing) Co., Ltd. (“Hao Limo”) entered into a series of agreements (the “Huamucheng VIE Agreements”) with Huamucheng and the shareholders of Huamucheng who collectively hold 100% of Huamucheng.

Through Huamucheng’s VIE structure, the Company launched its commodities trading operations. Huamucheng focuses on trading of non-ferrous metal commodities such as aluminum, copper, silver, and gold, and is striving to become an emerging platform in the non-ferrous metal e-commerce industry by offering all participants in the non-ferrous metal e-commerce industry a seamless, one-stop transaction experience. In connection with the commodity trading business, the Company primarily generates revenues from sales of commodities products and providing of supply chain management services such as loan recommendation and distribution services to customers in the PRC.

In December 2019, the Company generated revenue of $100,427 from commodities trading business and $562,586 from supply chain management services (including loan recommendation service fee of $323,623 and distribution service fee of $238,963), respectively.

Our Services

Used Luxurious Car Leasing Business

Renting Service

We rent our luxurious cars to both our individual and corporate customers from our stores in Beijing, Shanghai, Zhejiang and Chengdu. The rental price varies based on the rental term which ranges from one day to one month; the longer the rental term, the cheaper the price. The daily rental price is the highest, while the average weekly rental prices and average monthly rental prices are 10% to 20% and 20% to 30% cheaper, respectively, than that of the daily rental price.

Customers can confirm the time and place for vehicle delivery and rental term via SMS messages, phone calls or face-to-face communication with our sales personnel, as well as through our website and WeChat Applet. Our sales personnel will then deliver the vehicle to the customers as designated. The customer, before signing the car rental agreement, will inspect the vehicle in person and pay the rent along with the deposit with their credit card, Wechat Pay or Alipay. The customer is responsible for the gas, toll, and any other expenses related to the use of the vehicle during the rental term.

Our operations for our luxury vehicle leasing business consists of the following 7 steps:

1)	Pre-lease Preparation: Our asset management personnel are regularly scheduled to conduct comprehensive inspections, repairs, maintenance, and cleaning of the vehicles.

2)	Lease Preparation: Our sales personnel will introduce to the customer in detail information regarding our car rental conditions, price, distance and time limit, required procedures, the main contents of the rental contract terms, other rental instructions, and related services.

3)	Paperwork Preparation: Individual customers are required to provide their original identification card, driver’s license, and house or land ownership certificate. Corporate customers are required to provide their company’s business license, enterprise organization code certificate, and the legal person’s power of attorney and driver’s license.

4)	Signing the Contract: Before signing the contract, our personnel will repeat to the customer material terms of the rental contract. After filling in the vehicle’s information and other rental terms, the customer will be required to enter their personal information and sign the contract.

5)	Rent and Deposit Prepayment: The prepayment of rental fees and the deposit must be paid by the customer prior to renting the vehicle. The amount of the prepayment is determined by the rental duration and price of the vehicle.

6)	Delivery Inspection: When the vehicle is delivered to the customer, the sales personnel will hand over the vehicle key, instructions, and other accessories such as data cables and mobile phone holders. The sales personnel will then guide the customer through a thorough vehicle inspection including the exterior, steering system, braking system, lubrication system, coolant, tires, and lights. After the vehicle inspection is completed, the customer will be asked to fill in an inspection form, of which both the customer and the sales department will retain a copy.

7)	Guidance on Operating the Luxury Vehicle: The sales personnel will explain the operation of the luxury vehicle to the customer according to its performance and characteristics so as to mitigate any damage caused by mishandling. Customers will also be reminded to keep their communications open at all times during the rental period.

Car Pooling Service with Peer Companies

In addition to directly renting to customers, we also rent to other auto rental companies in a similar fashion but at a discounted rate. We and our peer companies have formed a vehicle pool consisting of all available pre-owned vehicles. In the scenario where a customer places a rental order with a company which does not currently have the requested vehicle in stock, another company in the vehicle pool possessing the requested vehicle will rent it to the company at a discounted price upon its request.

Commodities Trading Business

Business Model

We source bulk commodity from non-ferrous metal mines or its designated distributors and sell to manufactures who need these metals in large quantities. We work with many upstream suppliers in the sourcing of commodities. Suppliers we source from include various metal and mineral suppliers such as Kunsteel Group, Baosteel Group, Aluminum Corporate of China Limited, Yunnan Benyuan, Yunnan Tin, and Shanghai Copper. Potential customers include large infrastructure companies such as China National Electricity, Datang Power, China Aluminum Foshan International Trade, Tooke Investment (China), CSSC International Trade Co., Ltd., Shenye Group, and Keliyuan.

The Company has entered into a Warehousing Agreement with Foshan Nanchu to designate it as the Company’s warehouse. The Company’s criteria for choosing its warehouse is based primarily on the convenience of its location for transportation, which is highly conducive to the transportation of non-ferrous metal commodities, and secondarily based on its storage price.

Our inventory management procedure involves (1) an Application for Storage, (2) Storage of the Commodities, (3) an Application for Shipment, and (4) Shipment of Commodities, which are further described below.

1)	Application for Storage

○	The upstream suppliers apply for storage with the Company’s leased warehouse center upon the sale of commodities to the Company. The application requires information including the commodities’ production company, brand, specifications, weight, quantity, and storage time.

2)	Storage of the Commodities

○	Upon the arrival of the commodities at the warehouse, the warehouse checks and accepts the commodities according to the delivery instructions provided by the transportation company, ensuring that the delivery instructions, storage application, and the delivered commodities are all consistent.

○	Upon acceptance, the warehouse scans and places the commodities into sorted storage. The warehouse then issues a certificate of inspection, which includes information such as the brand name, specifications, weight, quantity, packaging information, arrival time, storage location and other information of the received commodities. The certificate of inspection is then signed and stamped by the delivery driver, the warehouse manager, and the warehouse. Four copies of the certificate of inspection are made, two of which are provided to the transportation company and the supplier.

3)	Application for Shipment

○	The downstream customers apply for shipment with the warehouse upon the purchase of Commodities from the Company. The application requires information including the production company, brand, specifications, weight, quantity, delivery time, and storage location number.

○	The downstream customers also fill in a delivery entrustment letter, including the name of the delivery company, the name of the delivery person, his or her ID number, the delivery vehicle’s license plate number, the time, quantity, and information regarding the warehouse for delivery.

4)	Shipment of Commodities

○	The warehouse prepares the commodities in advance according to the pick-up time and the Application for Shipment.

○	Upon arrival of the pick-up driver at the warehouse, the Company reviews the identity of the pick-up driver according to the delivery entrustment letter.

○	Upon completing the loading of the commodities for shipment, the warehouse issues a certificate of sale, which includes information such as the brand name, specifications, weight, quantity, delivery time, and storage location number. The pick-up driver, warehouse manager, and the warehouse signs and stamps the certificate of sale. Four copies of the certificate of sale are made, two of which are provided to the transportation company and the customer.

Distribution Services

We offer a distribution service to bulk suppliers of precious metals by acting as a sales intermediary, procuring small to medium-sized buyers through our own professional sales team and channels and distributing to them the bulk precious metals of the suppliers. Upon the execution of a purchase order from our sourced buyers, we charge the suppliers with a commission fee ranging from 1% to 1.5% of the distribution order, depending on the size of the order. In December 2019, the Company generated revenue of $238,963 from its distribution services.

Loan Recommendation and Referral Services

We offer to our downstream customers who require additional funding for the purchase of precious metals recommendations and referrals to third-party licensed financial institutions and small credit providers while assuming no credit risks ourselves. When our recommendation and referrals are accepted and our downstream customers proceed with the loan, we charge our downstream customers between 2% to 5% of the loan principal as our referral fee. In December 2019, the Company generated revenue of $323,623 from its loan recommendation services.

About THE RESALE Offering

The resale offering of this prospectus relates to the offer and resale by the Selling Stockholders of an aggregate of 9,860,000 shares of Common Stock , including 2,760,000 shares of Common Stock issuable upon the exercise of the Warrants. All of the shares of Common Stock, including the shares of Common Stock underlying the Warrants, when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the shares of Common Stock from time to time at prevailing market prices or at privately negotiated prices.

Common Stock Offered by the Selling Stockholders, including Common Stock underlying Warrants:	9,860,000 shares of common stock.

Common Stock Outstanding at July 29, 2020:	68,677,088 (1)

Use of Proceeds:	While we will not receive any proceeds from the sale of the shares of Common Stock as well as the shares of Common Stock underlying the Warrants offered by this prospectus by the Selling Stockholders, we may receive cash proceeds of up to $4,830,000 from the cash exercise of the Warrants, as each of the April Warrants have an exercise price of $2.20 per share and each of the May Warrants have an exercise price of $1.32 per share and collectively, such Warrants are exercisable into an aggregate of 2,760,000 shares of our Common Stock.

Risk Factors:	An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 6 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Symbol:	GLG

(1)	The number of shares of our Common Stock outstanding prior to and that will be outstanding after this offering excludes all Warrants outstanding or issuable in connection with this offering.

RISK FACTORS

An investment in our Common Stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, as well as all of the information contained in this prospectus and the related exhibits, any prospectus supplement or amendments thereto, and the documents incorporated by reference herein or therein, before you decide to invest in our Common Stock. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks. The value of our Common Stock could decline as a result of any of these risks. You could lose all or part of your investment in our Common Stock. Some of our statements in sections entitled “Risk Factors” are forward-looking statements. The risks and uncertainties that we have described are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

SELLING STOCKHOLDERS

The table below lists the Selling Stockholders and other information regarding the “beneficial ownership” of the shares of Common Stock by the Selling Stockholders. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “beneficial ownership” includes any shares of Common Stock as to which the Selling Stockholders have sole or shared voting power or investment power and any shares of Common Stock that the Selling Stockholders have the right to acquire within sixty (60) days (including shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock that are currently exercisable or exercisable within sixty (60) days).

The second column indicates the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership as of July 29, 2020. The second column also assumes the exercise of all of the Warrants held by the Selling Stockholders as of July 29, 2020, without regard to any limitations on exercise described in this prospectus or in the Warrants.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

This prospectus covers the resale of all of the shares of Common Stock, including the shares of Common Stock issuable upon exercise of the Warrants that are held by the Selling Stockholders. The Selling Stockholders can offer all, some or none of their shares of Common Stock, thus we have no way of determining the number of the shares of Common Stock, including the shares of Common Stock underlying Warrants that will be held after this offering. Therefore, the fourth and fifth columns assume that the Selling Stockholders will sell all of the shares of Common Stock, including the shares of Common Stock issuable upon exercise of the Warrants which are covered by this prospectus. See “Plan of Distribution.”

	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage Beneficially Owned After Offering
Hudson Bay Master Fund Ltd. (1)(2)	920,000	920,000	0	*	%
Anson Investments Master Fund LP (1)(3)	920,000	920,000	0	*
Intracoastal Capital LLC (1)(4)	920,000	920,000	0	*
Qianying Yuan (5)	2,500,000	2,500,000	0	*
Guotao Deng (6)	3,100,000	3,100,000	0	*
Shanchun Huang (7)	1,500,000	1,500,000	0	*
TOTAL	9,860,000	9,860,000	0	*	%

*	Less than 1%

(1)	Includes shares of Common Stock owned by the Selling Stockholders upon full exercise of all Warrants to purchase shares of Common Stock that are held by the Selling Stockholders. The April Warrants are each exercisable for one share of our Common Stock at an exercise price of $2.20 per share and the May Warrants are each exercisable for one share of Common Stock at an exercise price of $1.32 per share.

(2)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(3)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(4)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(5)	The address of the selling shareholder is 120 Jianmin St, Taohong Town, Longhui County, Hunan, PRC

(5)	The address of the selling shareholder is 13 Guihua Road, Futian District, Shenzhen, Guangzhou, PRC

(5)	The address of the selling shareholder is Rm. 3D-1603 New World Center Apartment, Chong Wen Men Wai Blvd, Beijing, PRC

Material Relationships with Selling Stockholders

We have had the following material relationships with the Selling Stockholders in the last three (3) years:

Registered Direct Offering

On April 11, 2019, the Company and certain institutional investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 1,680,000 shares of common stock in a registered direct offering and warrants to purchase up to approximately 1,680,000 shares of the Company’s Common Stock in a concurrent private placement, for gross proceeds of approximately $3.7 million. The warrants will be exercisable immediately following the date of issuance and have an exercise price of $2.20. The warrants will expire 5 years from the earlier of the date on which the shares of Common Stock issuable upon exercise of the warrants may be sold pursuant to an effective registration statement or may be exercised on a cashless basis and be immediately sold pursuant to Rule 144. The purchase price for each share of Common Stock and the corresponding warrant is $2.20. Each warrant is subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions, but not as a result of future securities offerings at lower prices. The warrants contain a mandatory exercise right for the Company to force exercise of the warrants if the Company’s common stock trades at or above $6.60 for 20 consecutive trading days provided, among other things, that the shares issuable upon exercise of the warrants are registered or could be sold pursuant to Rule 144 and the daily trading volume exceeds 200,000 shares per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date.

On May 20, 2019, the Company and certain institutional investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 1,440,000 shares of common stock in a registered direct offering and warrants to purchase up to approximately 1,080,000 shares of the Company’s Common Stock in a concurrent private placement, for gross proceeds of approximately $1.5 million. The warrants will be exercisable after 6 months of the date of issuance and have an exercise price of $1.32. The warrants will expire 5.5 years from the date of issuance. Each warrant is subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions, but not as a result of future securities offerings at lower prices. The warrants contain a mandatory exercise right for the Company to force exercise of the warrants if the Company’s common stock trades at or above $3.96 for 20 consecutive trading days provided, among other things, that the shares issuable upon exercise of the warrants are registered or could be sold pursuant to Rule 144 and the daily trading volume exceeds 200,000 shares per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date.

In addition, with the registered direct offering and warrants to purchase up to approximately 1,080,000 shares on May 20, 2019, the Company agreed to reduce the exercise of the warrants issued on April 15, 2019 from $2.20 to $1.32 (“Replacement Warrants”). However, the Company’s issuance of the Replacement Warrants had resulted in noncompliance of Nasdaq Listing Rules 5635(d)(1) and 5635(d)(2), subjecting the Company to a potential delisting from the Nasdaq Capital Market in the event the deficiency is not cured.

On August 30, 2019, the Company and the Purchasers entered into an amendment and exchange agreement (the “Exchange Agreement”), pursuant to which the Company shall issue to the Purchasers exchange warrants (the “Exchange Warrants”) to purchase up to 1,680,000 shares of Common Stock with an exercise price of $2.20 in exchange for the cancellation and termination of the Replacement Warrants.

Private Placement

On January 22, 2020, the Company entered into certain securities purchase agreements (the “SPAs”) with certain “non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Company agreed to sell an aggregate of 15,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”), at a per share purchase price of $0.90 (the “Offering”), subject to various conditions to closing.

On March 23, 2020, the transaction contemplated by the SPAs closed since all the closing conditions of the SPAs have been satisfied and the Company issued 15,000,000 shares of Common Stock (the “Shares”) to the Purchasers pursuant to the SPAs.

On January 22, 2020, the Company also entered into certain securities purchase agreements (the “Note SPAs”) with certain “non-U.S. Persons (the “Holders”) as defined in Regulation S of the Securities Act, pursuant to which the Company agreed to sell unsecured senior convertible promissory notes in the aggregate principal amount of $30,000,000 (the “Notes”) with a maturity date of 12 months, an interest rate of 7.5% per annum, and a conversion price of $1.50, accompanied by warrants (the “Warrants”) to purchase 100% shares of Common Stock issuable upon conversion of the Notes at an exercise price of $1.80.

On March 23, 2020, the transaction contemplated by the Note SPAs closed since all the closing conditions of the Note SPAs have been satisfied since all the closing conditions of the Note SPAs have been satisfied and the Company issued the Notes and Warrants to the Holders pursuant to the Note SPAs dated January 22, 2020.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement relating to a specific offering, we intend to use the net proceeds from the sale of securities by us under this prospectus for working capital and other general corporate purposes. Additional information on the use of net proceeds from the sale of securities by us under this prospectus may be set forth in the prospectus supplement relating to the specific offering.

We will not receive any of the proceeds from the sale of any securities offered pursuant to this prospectus by any Selling Stockholder. The Selling Stockholders will receive all of the proceeds from the sale of shares of Common Stock under the resale offering of this prospectus. To the extent that we receive proceeds from the exercise of the April Warrants and May Warrants, we will use those proceeds to pay for the expenses of this offering and for working capital and other general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

Selling Shareholders’ Plan of Distribution

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Hunter Taubman Fischer & Li LLC of New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of the Company as of December 31, 2019 and for the fiscal year ended December 31, 2019 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Company as of December 31, 2018 and for the fiscal year ended December 31, 2018 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.summitwireless.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on May 29, 2020;

●	Our Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the SEC on June 26, 2020;

●	Our Current Reports on Form 8-K, filed with the SEC on January 10, 2020, January 22, 2020, February 5, 2020, March 2, 2020, March 12, 2020, March 23, 2020, March 27, 2020, May 15, 2020, June 15, 2020, June 30, 2020 and July 28, 2020; and

●	Our Registration Statement on Form 8-A, filed with the SEC on August 12, 2013, including any amendments or reports filed for the purpose of updating the description of our common stock therein.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

TD Holdings, Inc.

25th Floor, Block C, Tairan Building

No. 31 Tairan 8th Road, Futian District

Shenzhen, Guangdong, PRC 518000

+86 (0755) 88898711

Copies of these filings are also available on our website at www.ir.imbatcar.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

TD Holdings, Inc.

9,860,000 Shares of Common Stock

Offered by Selling Stockholders

PROSPECTUS

August 11, 2020.